August 7, 2002



Freeport-McMoRan Copper & Gold Inc.
1615 Poydras St.
New Orleans, LA  70112


To the Board of Directors and Stockholders of Freeport-
McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements (Form Nos. 33-63271, 33-63269, 33-
63267, 333-85803 and 333-31584) of  Freeport-McMoRan Copper
& Gold Inc. of our report dated July 18, 2002 relating to the unaudited condensed interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended June 30, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                              Very truly yours,

                              /s/Ernst & Young LLP